Exhibit 4.13

CONSENT OF ANNE-MARIE BEAUCHAMP

Reference is made to the Annual Report on Form 40-F for the year ended February 28, 2013 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Anne-Marie Beauchamp, participated in the preparation of the following technical reports:

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“Technical Report and Recommendations, Summer 2012 Exploration Program, Anatacau Property, Quebec” completed in March 2013; and

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“Technical Report and Recommendations, Summer 2012 Exploration Program – Wabamisk Project” completed in January 2013;

concerning mineralized material in the Anatacau and Wabamisk properties for the Company (collectively the “Reports”). Portions of the Reports are summarized, for both properties, under headings “Item III – Description of the Business – 3.2.4 Geological Setting; 3.2.5 Exploration and Drilling; and 3.2.6 Mineralization” in the Annual Information Form of the Company for the year ended February 28, 2013 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference herein).

I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/S/ Anne-Marie Beauchamp
Name: Anne-Marie Beauchamp Geologist in training

May 13, 2013